SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 15


Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

 Commission File Number 333-14913-01
                         ____________
 ______________________________________________________________________

                      ASTOR CORPORATION
   (Exact name of registrant as specified in its charter)


 _______________________________________________________________________


                    c/o 101 Columbia Road
                    Morristown, NJ  07962
                       (973) 455-2000
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


________________________________________________________________________

      10 1/2% Series B Senior Subordinated Notes Due 2006
Guarantee of 10 1/2% Series B Senior Subordinated Notes Due 2006
     (Title of each class of securities covered by this Form)


__________________________________________________________________________

                            None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ ]

Rule 12g-4(a)(1)(ii)  [ ]

Rule 12g-4(a)(2)(i)  [ ]

Rule 12g-4(a)(2)(ii)  [ ]

Rule 12h-3(b)(1)(i)  [X]

Rule 12h-3(b)(1)(ii)  [ ]

quad Rule 12h-3(b)(2)(i)  [ ]

Rule 12h-3(b)(2)(i)  [ ]

Rule 12h-3(b)(2)(ii)  [ ]

Rule 15d-6          [ ]

 Approximate number of holders of record as of the certification or notice date:

 1
______.

 Pursuant to the requirements of the Securities Exchange Act of 1934 ASTOR CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: March 24, 1998               BY: /s/ Anne T. Madden
     ______________                ________________________
                                   Anne T. Madden
                                   Assistant Secretary


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed.
It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.